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                                                                    EXHIBIT 4.52

     SUPPLEMENTAL AGREEMENT NO. 1 TO THE PREMISES LEASE AGREEMENT NO. TD0196

Landlord:   Beijing GaoLing Estate Development Co. Ltd.
Tenant:     Beijing AirInbox Information Technologies Co., Ltd.

     The following amendment (the "Supplemental Agreement") to the Premises Lease Agreement No. TD0196 (the "Lease Agreement") have been entered into by the Landlord and the Tenant:

1. Rental Free Period: 60 days from April 28, 2006 to July 27, 2006.

     During the rental free period, the Tenant will not pay the rent except for the maintenance fee and other related fees (RMB 1.00 yuan per square meter per day). In the event that the Lease Agreement is terminated before the expiration, any remaining part of the rental free period after the determination shall be void and the Landlord shall not make any compensation to the Tenant for this reason. In the event that the Tenant terminates the Lease Agreement before the expiration, the Tenant shall pay the Landlord in full amount for any rental free period the Tenant has had with the rental price set forth by the Lease Agreement.

2. Section 6 of Article I of the Lease Agreement shall be revised as: In the event that the Landlord fails to make the rental premises available to the Tenant one month after the commencing date of the lease, the Tenant may terminate the Lease Agreement by a written notice to the Landlord, who shall return to the Tenant any deposit, rent and maintenance fee (without any accumulated interest) and pay the Tenant a compensation amount equal to 20% of such deposit, rent and maintenance fee.

3. Section 8 of Article I of the Lease Agreement shall be revised as: Upon the expiration of the Lease Agreement if the Tenant has returned the rental premises, paid all related fees and fully performed the Lease Agreement, the Landlord shall return to the Tenant the full deposit (without any accumulated interest) within 30 days. Any delay shall generate a 0.002% late fee per day.

4. Article II of the Lease Agreement shall be revised as: The Tenant may terminate the Lease Agreement before the expiration by a written notice to the Landlord provided that the deposit shall not be returned.

5. In the event that the Tenant plans to renovate or remodel the rental premises, the Tenant shall deliver to the Landlord the work plan and acquire the consents from the Landlord and applicable fire departments. Such renovation or remodeling may not cause blockage of any fire exits or alter any original fire control sectors. Any remodeling on the systems of water, ventilation or fire control shall be undertaken only by contractors designated by the Landlord, and all the expenses shall be taken by the Tenant. Should the Tenant has any renovation or remodeling at any public areas on the floors of the rental premises, the original condition shall be restored when the Tenant moves out of the Tengda Tower and all the expenses shall be taken by the Tenant.

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6. During the lease period, the Landlord shall provide the Tenant two parking spaces free of charge on second basement floor of the Tengda Tower. In the event that the lease period set forth in the Lease Agreement is changed, the term for the two parking spaces shall be changed accordingly. Upon the expiration or termination of the Lease Agreement, the Landlord shall stop providing such parking spaces and any related service.

7. As a supplement and amendment to the Lease Agreement, this Supplemental Agreement is of equal legal effects. Should there be any conflict between this Supplemental Agreement and the Lease Agreement, this Supplemental Agreement shall prevail while all other provisions of the Lease Agreement shall remain as effective.

8. This Supplemental Agreement shall have two original copies, with each party hereto holding one copy. It shall become effective upon the execution by each party hereto.

Landlord: Beijing GaoLing Estate Development Co. Ltd.


Legal Representative or Trustee: Sun Jianghai (Signature) (Corporate Seal)
Dated: April 16, 2006


Tenant: Beijing AirInbox Information Technologies Co., Ltd.


Legal Representative or Trustee: Wang Guijun (Signature) (Corporate Seal)
Dated: April 14, 2006